Exhibit 4.63
Aviation Wanyuan Industry Co., Ltd.
And
Beijing Ninetowns Ports Software and Technology Co., Ltd.
Dalian Aviation Research and Testing Center Project Cooperation Agreement
Date: January 25, 2011

Dalian Aviation Research and Testing Center Project Cooperation Agreement
Party A: Aviation Wanyuan Industry Co., Ltd.
Party B: Beijing Ninetowns Ports Software and Technology Co., Ltd.
(Party A and Party B are individually referred to as a “Party”, and collectively referred to as the “Parties”)
WHEREAS:
1.
Party A’s parent body China Academy of Launch Vehicle Technology (“CALT”) has signed with Dalian High-tech Industrial Park Administrative Committee (“AC”) the Dalian Aviation Research and Testing Center Project Cooperation Agreement (the “Project”) Cooperation Agreement (the “Cooperation Agreement”) and its supplementary agreement (the “Supplementary Agreement”); CALT has appointed Party A as the responsible body for the development and construction of the Project; CALT has provided to Party A a special fund in the amount of RMB 127 million to construct the collaboration building sector of Dalian Aviation Research and Testing Center, of which RMB 50 million has been used for the registered capital of Dalian Aviation Changzheng Technology Development Co., Ltd..

2.
Party B is one of the pillar entities operating in China under Ninetowns Internet Technology Group Company Limited which is listed in NASDAQ, focusing on the R&D, sales and post-sale services of customs clearance software as well as development of e-commerce network platform and operation of online business; it has a number of software copyright and invention patents; it is also the leader in China’s software and e-commerce industry.

3.
Adhering to the principles of equal consultation and risk and profit sharing, the Parties are willing to establish the Project Company by joint capital contribution, for the purpose of cooperative development and construction of the Project.

4.	The Parties agree that, during the development and construction of this Project, both Parties shall follow the matters as agreed between CALT and AC to promote the smooth implement of the Project.
NOW THEREFORE, adhering to the principle of equality and mutual benefits, the Parties have, after friendly negotiation, entered into this Agreement in respect of the matters regarding this Project, upon the terms and conditions as set forth below:
Chapter 1 Project Overview
Article 1 Project Land
The land for the Project is located in Dalian High-tech Industrial Park, with two-phase development, i.e., Phase I Land with about 19 Chinese acres and Phase II Land with about 10 Chinese acres. The actual land scope and indicators shall be those as approved by the land planning department.
Article 2 Details of Construction
1.	Phase I Land is used to develop and construct:
A complex building, including the collaboration building sector with ground floor area of approximately 16,000 square meters and the office building sector with ground floor area of approximately 18,000 square meters;
A commercial building, with ground floor area of approximately 6,800 square meters;
A residential building, with ground floor area of approximately 23,000 square meters
Phase I Land’s underground construction with floor area of approximately 14,000 square meters.
2.	Phase II land is used to develop and construct:
Two residential buildings, with ground floor area of 11,000 square meters and 18,000 square meters, respectively.
The above floor area indicators are set on a primary basis, subject to approval and confirmation of the planning department under the local government.

Chapter 2 Cooperation Arrangements
Article 3 Establishment of Project Company
1.
The ultimate registered capital of the Project Company is RMB 166.67 million, contributed in cash by Party A and Party B in consideration for 30% and 70% shares, respectively. The Project Company will be established in the following steps: firstly, Party A will set up a wholly-owned subsidiary named Dalian Aviation Changzheng Technology Development Co., Ltd., with registered capital in the amount of RMB 50 million; secondly, Party B will subscribe the capital increase of the Project Company in cash, triggering registration of change under Company Law which will ultimately cause the change of the Project Company from Party A’s wholly-owned company into a limited liability company of which Party A and Party B holds 30% and 70% shares, respectively.

2.
The Parties agree that each of the Parties may exercise their voting rights in proportion to their shareholding when the shareholders’ meeting of the Project Company reviews or determines the operation matters with its terms of reference, except for the hypothecation or security on the assets such as the collaboration building’s land or houses, in which case, consent shall only be obtained from Party A.

3.
The Project Company establishes Board of Directors comprised of five members. Party A is entitled to recommend two candidates for above members, and Party B is entitled to recommend three. The Chairman shall be appointed by the Party B, and Deputy Chairman shall be appointed by Party A. The legal representative is the Chairman.

4.
The Project Company establishes a General Manager-responsible system. General Manager is responsible to Board of Directors for daily operation of the Project. General Manager shall be recommended by Party B, subject to appointment by Board of Directors.

The Project Company has a Executive Deputy General Manager which shall be recommended by Party A, subject to appointment by Board of Directors.
The Chief Financial Officer and Cashier shall be appointed by Party B, while the Assistant Financial Officer and Accountant shall be appointed by Party A.

Article 4 Acquisition of Project Land
Party A is responsible for the coordination of negotiations between CALT and AC, on the one hand, and land administrative department and planning department, on the other, and for acquiring as early as possible the state-owned land use rights for Phase I Land (approximately 19 Chinese acres) and Phase II Land (approximately 10 Chinese acres) through the Project Company by way of bidding, auction or listing, in accordance with the Cooperation Agreement by and between CALT and AC. The final availibity times for both lands depend on the Dailian’s demolition progress, with joint supervision from both parties.
Article 5 Provision of Funds to Project Company
1. The Parties confirm that, within [5] days from the delisting of Phase I Land under this Project, Party A shall finance the Project Company not exceeding RMB 77 million (i.e., the remaining portion of the special funds for the collaboration building after deduction of registered capital) in the form of entrusted loans. And Party B shall solely finance the Project Company for the shortfall in land transfer payment and the funds of follow-up development and construction for the same phase in the form of entrusted loans, etc., in order to ensure that the Project Company will make the land transfer payments in full and in time and to satisfy the fund needs for the follow-up development and construction.
2. If the Project Company receives refund in the form of Project subsidy from AC within two months from the making of land transfer payments (after deduction of corresponding taxes), the Project Company shall assume the interest costs for provision by the Parties of entrusted loans to the same; otherwise, the Project Company shall assume the interests payable for the entrusted loans provided by the Parties to the same after deduction of the overdue portion.
3. Within 10 days after the refund to the account designated by the Project Company of project subsidy equivalent to land transfer payment for Phase I (excluding relevant taxes), the Project Company will refund the above entrusted loans in the amount of RMB 77 million to Party A. Party A will specifically use such funds for construction of collaboration building, and undertakes to pay such funds to the Project Company according to the construction progress of the collaboration building.
Article 6 Project Development and Construction Model
1. The collaboration building sector within the complex building is the property reserved for Party A’s own use, the construction management of which shall follow the construction procedures in compliance with Party A’s and its parent body’s management rules, with the construction funds for the specified purpose only. Party A and the Project Company shall provide support and cooperation.
2. After the delisting of Phase I Land, the collaboration building shall be constructed firstly, with ground floor area of 16,000 square meters and corresponding area of ground and underground ancillary facilities. The construction and decoration standards shall be those as reviewed and approved by CALT. Party B warrants that, within 18 months after obtaining Construction Work Commencement Permit, it will cause the construction of the collaboration to satisfy the requirements of design, construction, ancillary facilities, decoration, etc., as agreed by both parties, reaching admission criteria for fine decoration. Upon the completion of the Project, Party B and the Project Company will cooperate with Party A and its parent body to complete the final accounts audit for the works of collaboration building.
3. The total estimated price for collaboration building (including construction costs, mechanical and electrical equipment, decoration, furniture for the hotel in the collaboration building, ancillary fees, etc.) is RMB 127 million. The Project Company will follow the estimated price to strictly control costs, with the final Project price subject to the final accounts as audited by CALT.
4. The costs and expenses relating to the Project, such as early-stage travel, planning & design, etc., as incurred by Party A will, after confirmation of both parties, be recorded as the upfront costs of the Project Company.
Article 7 Distribution of Project Revenues
1. The Parties agree that the revenue derived from the sales of the property under this Project may be used to repay the entrusted loans of the Parties priority, without the prejudice of the payment by the Project Company for expenses and costs of ordinary operation.
2. he interests derived from commercial development portion (other than the collaboration building which is exclusively constructed for Party A) shall be allocated annually in proportion to the Parties’ respective shareholdings.
3. If AC confirms that the Project Company may not obtain Phase II Land, or the Project Company fails to obtain the state-owned land use right for Phase II Land within 3 months from May 30, 2011, and the Parties agree to continue the cooperation, then the Parties shall request CALT and AC to negotiate to cancel the construction or cut down the construction scale of the office building, as well as re-handle the corresponding planning adjustment, obtaining relevant certificates and licenses such as governmental approval documents for subsequent property change, sales permits, etc.

Article 8 Division of Project Company
1. The Parties confirm that the cooperation will be terminated, and the revenue distribution will be allocated, by division of the Project Company. However, the collaboration building which is constructed with special funds for Party A may not be distributed to the Parties and shall belong to Party A. For remaining commercial development portion, 30% of the revenue shall be distributed to Party A, and 70% of the revenue shall be distributed to Party B. The distribution method is subject to further negotiation of the Parties, fully taking into consideration of each other’s request and willingness, with the final distribution scheme being that as approved the shareholders’ meeting.
2. The Parties shall clean up the claims and debts of the Project Company prior to the division, and confirm and announce the claims and debts for each of the Parties’ claims and debts, with the undertakers of the claims and debts being changed at the same time.
3. The Parties confirm that, the Project Company shall continue to exist, and Party B shall set up a new company (the “New Company”) to complete the division. The registered capital of the Project Company after division shall be reduced to RMB 50 million. The Project Company after division shall be 100% controlled by Party A, and the New Company shall be 100% controlled by Party B.
4. The division of the Project Company shall be implemented in accordance with national laws and rules, with mutual cooperation from both Parties (the methods with lower costs and better operation may be chosen upon negotiation of the Parties on the basis of ensuring the Parties’ interests).
5. The employees for the Project Company, except those as requested by Party A to stay in the Project Company, shall resign employment contracts with the New Company.
6. After the business registration of the division of the Project Company, the Project Company and the New Company shall operate independently, with the cooperation between the Parties being terminated.
7. The Parties agree that, if there is any legal or policy barrier with respect to the division scheme, or the Parties find out any other revenue distribution method with lower costs on the basis of ensuring each other’s interests, then the Parties may use the better method.

Chapter 3 Rights and Obligations of Both Parties
Article 9 Rights and Obligations of Party A
1.	According to the provisions of law and the Articles of Association, Party A, as the Project Company’s shareholder, is entitled to shareholder rights and assume obligations of shareholders.
2.
Party A is responsible for the active coordination and supervision of CALT and AC for the acquirement on time of Phase I land Phase II land in the name of the Project Company, and, with the coordination of Party B, legally acquire project subsidy return equivalent to land transfer payment (relevant taxes excluded)for two phases of land.

3.
Party A shall, in accordance with the agreement, provide on time to the Project Company the entrusted loans the total amount of which shall be not more than RMB 77 million, and warrant timely payment for collaboration building construction funds.

4.
Party A shall be responsible for the approval of design and planning conditions (including but not limited to total floor area, collaboration building, office building, residential building and the corresponding outdoor and underground garage and other architectural forms, height control index, etc. stated in Article 2 of Chapter 1) of the project development); assisting the Project Company in going through various pre-project approval procedures with the relevant government departments.

5.
During the cooperation period, Party A shall not, as a result of its debts or other disputes, cause the project land use rights or house ownership to be subject to detention, seal or other coercive measures by third party.

Article 10 Rights and Obligations of Party B
1. According to the provisions of law and the Articles of Association, Party B, as the Project Company’s shareholder, is entitled to shareholder rights and assume obligations of shareholders.

2. Party B shall, in strict accordance with the “Cooperation Agreement” signed in February 10, 2010 and the “Cooperation Supplementary Agreement” signed in April 13, 2010 between CALT and AC, implement in the name of the Project Company the project development and operations.
3. Party B undertakes to separately sign a strategic cooperation agreement with parent body of Party A and AC to ensure that the appropriate software business of Ninetowns Internet Technology Group Company Limited will be stationed in the project.
4. Party B shall give support and guidance in respect of daily operation of the project company to ensure the project construction progress and quality meet national requirements and that special collaboration building of Party A could be delivered on schedule with high quality.
5. Party B shall be responsible for providing with Party A over the same period the financial support to the Project Company in accordance with the agreement, through the entrusted loan agreement and other legal means to ensure the smooth acquisition of right to use land and project development and construction funds.
6. During the cooperation period, land use rights or housing ownership of the project measures because of Party B’s debt or other disputes.
Chapter 4 Others
Article 11 Warranties and Undertakings
1. The Parties warrant they have acquired all necessary rights and authorization to sign this Agreement when signing the agreement, and abide by and fulfill the obligations under the agreement to complete the expected project cooperation.
2. The Parties warrant that Party A and Party B, as from the date of signing of this Agreement are the exclusive partners and investors in this project And without the written consent of the Parties, either party shall not proceed any form of cooperation with any third party for the project under this Agreement.
3. The Parties warrant to provide necessary assistance and cooperation for each other’s performance of obligations and completion of work under this Agreement.

Article 12 Liabilities for Breach of Contract
1. After execution of this Agreement, the Parties shall abide by and do project work well in coordination. If either Party fails to perform any obligations under this Agreement or the pledges and commitments of one party made false or serious misrepresentation, then the party is deemed to breach this Agreement. The non-breaching Party has the right to request the breaching Party to continue the performance of this Agreement, and the non-breaching Party’s loss shall be compensated by the breaching Party.
2. Where a breach by either Party causing this Agreement to be unable to be performed, or making the contract purpose of the other Party cannot be achieved, compliance Party is entitled to propose the lifting of this Agreement, the direct losses and the losses of agreed prospect interest of non- breaching Party shall be compensated by the breaching Party.
Article 13 Termination
1. Under any of the following circumstances, the Parties are entitled to cancel this Agreement and all respective equity injection (including the registered capital and entrusted loans to the project company that has already occurred), cooperation between the Parties terminates:
(1) It has been confirmed that the project company is unable to receive state-owned land use right certificate for the project land;
(2) Where within 2 months as from the delisting date of the Phase I Land and Phase II Land, the project subsidy fund after deducting related transaction taxes from the land remise fund paid by the project company, fails to be returned fully to the account of the project company on schedule.
2. Except for the circumstances as otherwise agreed herein, the agreement can be terminated under the following circumstances:
(1) Parties agreed in writing;

(2) Force majeure circumstances occur as provided by law, the Parties may choose to terminate this Agreement.
3. Other circumstances at the occurrence of which the Parties decide to terminate this Agreement by mutual consensus.
Article 14 Force majeure
1. Where the agreement could not be fulfilled as a result of change of national policies, laws and regulations and planning adjustment occurs, the Parties shall sign a supplemental agreement in which the causes for difficulty to implement this Agreement shall be explained. The Parties shall renegotiate, based on principles of good faith, fair and reasonable principles, to determine whether to continue the implementation of this Agreement.
2. If a force majeure event (including but not limited to earthquake, and fire, and other disaster, war, strike, and other government behavior and the burst public event, etc. that are not expected, cannot be avoided and overcame) occurs, causing any party unable to fulfill contract obligations, the party encountering force majeure event shall notify the other party within 30 days as from the occurrence date of the event, and show related proof issued by relevant authority. Where no notification is made within the time limit, exemption from liabilities for breach of contract shall not be advocated to the other party.
3. After the occurrence of force majeure, the Parties shall actively take the necessary remedial measures to reduce the losses caused by force majeure or otherwise shall take responsibility for loss expanded thus incur. Where force majeure lasts for over 60 days (including 60 days), the Parties can negotiate to cancel this Agreement.
Article 15 Dispute Resolution and Confidentiality
1. Any dispute arising from or in connection this Agreement shall be resolved through friendly consultation. Such consultation shall commence immediately as from when written request of the related consultations is issued to the other party. In case that, within 30 days as from when the above notification is issued, the dispute cannot be settled through negotiations, either party is entitled to file a lawsuit at the People’s Court of Fengtai District, Beijing.
2. Party B commits to undertake the duty of confidentiality in the process of setting up and operation of the project company in respect of the confidential information(including but not limited to commercial secret of Party A, state secrets, and so on) it knows and that needs to be kept in confidence; and commits to ensure to sign confidentiality agreements between its staff and other partners for assuming the duty of confidentiality.

Article 16 Notification and Service
In the course of implementation of this Agreement, the Parties shall deliver to each other the notice and file according to the address and contact information noted in this Agreement, for personal service, the delivery time shall be subject to the signature date, for mailing, the delivery time shall be the seventh day as from the time mailed. Change of address and contact of any party, shall be notified in writing in advance, otherwise the other party send file as the original address and contact information, and the seventh day shall be deemed served.
Article 17 Effectiveness and Others
1. This agreement shall enter into force as from the date of signatures of legal representatives or authorized representatives of the Parties and the stamp of the Parties.
2. This agreement is made in three copies, Party A and B hold one copy respectively, the rest of the text shall be retained in the project company. Each text has the same legal effect.
3. The annexes to this Agreement are effective part of this Agreement, having the same legal effect. For matters not mentioned herein, Parties could negotiate and enter into separate supplemental agreements.
4. Any amendment and change to this Agreement shall be subject to formal written agreement between the Parties through negotiation before entering into force.
5. If at any time, any provision of this Agreement is illegal, invalid or unenforceable in any respect, does not affect the validity of other provisions.

6. This agreement contains the full intention of the Parties, in case any understanding, memorandum or any form of agreement signed before this Agreement contract conflicts with this Agreement, then this Agreement shall prevail.
7. All representations, agreements, arrangements or understandings (oral or written) between the Parties have been fully expressed in this Agreement.
8. This agreement was signed by the Parties in Beijing on January 25, 2011.
9. The parties agree that in accordance with the principles above agreed to jointly develop the Articles of Association of the Project Company.
(Remainder of this page is intentionally left blank)
(Signature page to the Cooperation Agreement between Aviation Wanyuan Industry Co., Ltd. and Beijing Ninetowns Ports Software and Technology Co., Ltd.)
Party A: Aviation Wanyuan Industry Co., Ltd. (Seal)
(Company Seal)[seal: Aviation Wanyuan Industry Co., Ltd.]
Legal Representative or Authorized Representative: [          ] (Signature)

/s/ Zhishan Yan

Party B: Beijing Ninetowns Ports Software and Technology Co., Ltd.
(Company Seal)[seal: Beijing Ninetowns Ports Software and Technology Co., Ltd.]
Legal Representative or Authorized Representative: [          ] (Signature)

/s/ Shuang Wang